NEWS BULLETIN
                                   RE:Headwaters Incorporated
           FROM:                      10653 South River Front Parkway, Suite 300
                                      South Jordan, UT 84095
         FINANCIAL                    (801) 984-9400
      RELATIONS BOARD                 NYSE: HW
--------------------------------------------------------------------------------

FOR FURTHER INFORMATION

AT THE COMPANY:                                  AT FINANCIAL RELATIONS BOARD:
Sharon Madden                                    Tricia Ross
Director of Investor Relations                   Analyst Contact
(801) 984-9400                                   (617)520-7064

FOR IMMEDIATE RELEASE:
January 24, 2006

     HEADWATERS INCORPORATED ANNOUNCES RESULTS FOR FISCAL 2006 FIRST QUARTER

         o 28% Increase in Revenue to $280.5 Million
         o 154% Increase in Net Income to $28.3 Million
         o 100% Increase in Diluted EPS to $0.60
         o Successful (HC)3TM Commercial Scale Test
         o Final $70 Million of Litigation Settlement Received in January

SOUTH JORDAN, UTAH, January 24, 2006 (NYSE: HW) - HEADWATERS INCORPORATED today announced results for its quarter ended December 31, 2005. Total revenue for the quarter ended December 31, 2005 was $280.5 million, up 28% from $218.4 million reported for the December 2004 quarter. Operating income increased 42%, to $50.3 million in the December 2005 quarter compared to $35.3 million in the prior year quarter. Net income for the December 2005 quarter was $28.3 million or $0.60 of earnings per diluted share, using 48.6 million weighted-average shares outstanding. Net income for the December 2004 quarter was $11.1 million or $0.30 of earnings per diluted share, using 40.6 million weighted-average shares outstanding.

Headwaters Resources Performance

Revenues from Headwaters' coal combustion products ("CCPs") segment during the quarter ended December 2005 increased $12.1 million or 23%, from $53.1 million to $65.2 million versus the comparable December 2004 quarter. Gross margin percentage increased from 23% to 25% versus the comparable 2004 quarter. The increase in revenue and gross margin percentage resulted from a combination of continued strong demand for CCPs, upward pricing trends in most concrete markets, and increased project revenues. In addition, weather conditions in the south central region of the United States were favorable.

Sales of high-value coal combustion products for the December 2005 quarter totaled approximately 1.8 million tons, compared to approximately 1.5 million tons in the December 2004 quarter, resulting in a 19% increase in tons of high-value coal combustion products sold. High-value CCP sales for the calendar year 2005 totaled 7.4 million tons, compared to 6.6 million tons in calendar 2004.

Headwaters Construction Materials Performance

Revenues from Headwaters' construction materials segment during the quarter ended December 2005 increased $16.3 million or 14%, to $130.0 million versus $113.7 million for the prior year quarter. Gross margin percentage decreased from 33% for the December 2004 quarter to 31% for the 2005 quarter. Revenue increases occurred across all major product lines. The primary reason for the decline in gross margin percentage related to higher raw material costs and additional expense associated with the ramp-up and restructuring of operations at certain manufacturing facilities.

In light of a softening in new residential construction, Headwaters' construction materials segment is benefiting from its product and geographic diversification. For example, we are beginning to experience sales directly related to the hurricane reconstruction effort in the Southeast. Our product diversification allows us to market multiple products in the hurricane affected region. Furthermore, we are also benefiting from strength in commercial, infrastructure, and exterior remodeling markets.

Headwaters Energy Services Performance

Chemical reagent sales increased $7.7 million, or 21%, in the December 2005 quarter to $44.5 million, compared to $36.8 million in the December 2004 quarter. Headwaters Energy Services' license fees for the December 2005 quarter increased $13.5 million or 92%, from $14.6 million in December 2004 to $28.1 million in December 2005. The increase in license fee revenue in the December 2005 quarter resulted primarily from increased production and the settlement of the AJG litigation. Due to raw material cost increases, gross margins on chemical reagent sales in the December 2005 quarter were 25% compared to 33% in the December 2004 quarter. Headwaters expects reagent margins to stabilize in the 25% range during 2006, depending upon crude oil prices and the availability of raw material feedstocks.

Tax credits from Headwaters' three investments in Section 29 facilities were the primary reason for the reduction in Headwaters' effective tax rate for the December 2005 quarter to 26% from 37% in the December 2004 quarter. Headwaters realized $11.5 million in revenues from the sale of synfuel produced at its wholly owned Section 29 facilities and recorded $13.3 million in costs of synfuel sales.

Tax credits claimed by alternative fuel facility owners may begin to be phased out or eliminated prior to their scheduled expiration on December 31, 2007 if the "reference price" of oil enters into or exceeds an established average annual range of oil prices, adjusted annually for inflation. The reference price of oil is determined annually and usually released in the first week of April for the previous year, resulting in a retroactive application of the phase out process. We will not officially know the reference price for 2006 until the spring of 2007. Unfortunately, this retroactive application of the reference price creates an uncertain environment, forcing owners to base current production decisions on predictions of future oil prices.

We have recently become aware of three facilities owned by a licensee of Headwaters that have curtailed production due to the uncertain oil price environment. The decision to curtail production may be temporary or long term depending upon oil price movement. In addition, there may be a legislative opportunity to change the phase out to a reference price that is applied prospectively rather than retroactively. Such a change would eliminate the uncertainty that currently exists and allow appropriate production decisions to be made based on historical oil prices. If there is a legislative change that eliminates the uncertainty, the owner of the three facilities that curtailed production may reverse its decision.

Headwaters is unaware of any other facilities that have curtailed production. Several other Headwaters licensees have established hedging positions related to the price of oil, which may enable them to continue operating. However, high oil prices create an uncertain environment that could result in further curtailment of production. As a part of our March quarter earnings release, we expect to provide an update of the status of our licensee operations and estimate the financial impact that curtailment will have on Headwaters fiscal 2006 earnings.

Headwaters Technology Innovation Group and New Product Development

As recently announced, HTIG successfully completed its first commercial scale
(HC)3 test in early December 2005. The test results increased the conversion of heavy oil to lighter distillates as high as 20% above previous limits, consistent with expectations. The refinery is continuing to evaluate the results of the test and is considering a license agreement with Headwaters' heavy oil subsidiary to use (HC)3 technology and purchase catalyst material to enhance the value of its heavy oil upgrading operations.

Headwater/Degussa direct synthesis hydrogen peroxide demonstration plant is under construction. Headwaters is reviewing opportunities to accelerate the commercialization of its hydrogen peroxide technology. Further, we have completed a series of benchmark reforming catalyst tests providing additional confirmation of the improvements to the reforming process provided by Headwaters' technology.

Capital Structure / Indebtedness

The components of Headwaters' debt structure as of December 31, 2005 are as follows:

                                          Amount
(in millions)                          Outstanding  Interest Rate    Maturity
--------------------------------------------------------------------------------
Senior secured first lien term loan      $439.3    LIBOR + 2.25%    April 2011
--------------------------------------------------------------------------------
Industrial Revenue Bond and other          $7.9    4.8% to 7.0%     Currently
                                                                     Callable
--------------------------------------------------------------------------------
Senior revolving credit facility          $30.0   Prime + 0.75%   September 2009
($60.0 million available less out-
standing letters of credit of
approximately $8.2
--------------------------------------------------------------------------------
Senior subordinated convertible debt     $172.5       2.875%        June 2011
--------------------------------------------------------------------------------
      Total                              $649.7
--------------------------------------------------------------------------------

In January 2006, Headwaters received the final $70.0 million payment due from the litigation settlement reached with AJG in 2005. Using these proceeds, Headwaters repaid all of the $30.0 million outstanding under the revolving credit facility and also repaid an additional $24.0 million of the first lien term loan, effectively pre-paying all scheduled principal payments on the term-debt until November 2007.

To supplement our condensed consolidated financial statements presented in accordance with generally accepted accounting principles ("GAAP"), we use a non-GAAP measure called EBITDA. EBITDA is net income adjusted by adding net interest expense, income taxes, depreciation and amortization ("EBITDA"). Management uses EBITDA internally to measure the amount of cash generated by Headwaters and to make decisions about the amount of capital expenditures Headwaters will make and where to allocate capital. EBITDA is also provided to enhance the user's overall understanding of our current financial performance, our ability to service our debt, our compliance with current debt covenants and our ability to fund future growth. Therefore, we believe that EBITDA provides useful information to our investors regarding our performance and overall results of operations. Our EBITDA measure presented here may not be comparable to similarly titled measures presented by other companies.

The following table highlights certain debt coverage and balance sheet ratios using period end balances and the trailing twelve months ("TTM") EBITDA:

                                 Pro forma     Actual      Actual     Pro forma
                                  9/30/04      9/30/05    12/31/05     12/31/05
--------------------------------------------------------------------------------
TTM EBITDA (in millions)           $233.8      $277.6      $292.8       $292.8
--------------------------------------------------------------------------------
Total Indebtedness to TTM EBITDA    4.16        2.36        2.22         2.03
--------------------------------------------------------------------------------
Current Ratio                       1.24        1.49        1.58         1.67
--------------------------------------------------------------------------------
Total Debt to Equity                3.16        0.95        0.90         0.83
--------------------------------------------------------------------------------

         The pro forma September 2004 calculations assume all of the 2004 acquisitions occurred on October 1, 2003. The pro forma December 2005 calculations assume the $54.0 million of debt repayments made in January 2006 were made on December 31, 2005. Pro forma EBITDA for the trailing twelve months ended September 30, 2004 of $233.8 million is derived as follows (in millions):
Net income of $72.9 plus net interest expense of $63.1, income taxes of $45.6, and depreciation and amortization of $52.2. Actual EBITDA for the trailing twelve months ended September 30, 2005 of $277.6 million is derived as follows (in millions): Net income of $121.3 plus net interest expense of $57.4, income taxes of $42.5, and depreciation and amortization of $56.4. Actual EBITDA for the trailing twelve months ended December 31, 2005 of $292.8 million is derived as follows (in millions): Net income of $138.4 plus net interest expense of $50.6, income taxes of $46.0, and depreciation and amortization of $57.8. Also, see "Current Ratio" calculations in financial tables that follow.

Commentary and Outlook

Scott K. Sorensen, Headwaters' Chief Financial Officer, stated, "Our financial results in our first fiscal quarter continue the track record of consistent earnings and revenue growth. While uncertainty exists in our synfuels business, we believe our understanding of the potential financial impact of phase-out due to high oil prices will improve prior to the end of our fiscal second quarter. We expect to update our consolidated Headwaters view on guidance estimates for the full fiscal year in our fiscal second quarter earnings release." Mr. Sorensen added, "Our operating businesses are performing well and we are very optimistic about Headwaters' opportunities for further growth and investment."

"We have been able to introduce several new building products during the quarter that were well received at the national building products show in Orlando this January. We are excited about our slate roofing and architectural brick products. Over the next year we plan to expand the distribution of these products into our network of wholesale distributors," said Kirk A. Benson, Chairman and Chief Executive Officer. "Our coal cleaning operation is on track, and with our first facility coming on line the first week of January, we anticipate receiving revenue from this new business opportunity in the March quarter."

Management will host a conference call with a simultaneous web cast today at 11:00 a.m. Eastern/9:00 a.m. Mountain to discuss the Company's financial results and business outlook. The call will be available live via the Internet by accessing Headwaters' web site at www.headwaters.com and clicking on the Investor Relations section. To listen to the live broadcast, please go to the web site at least fifteen minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, an online replay will be available for 90 days on www.headwaters.com, or a phone replay will be available through January 31, 2006 by dialing 800-642-1687 or 706-645-9291 and entering the passcode 4338077.

About Headwaters Incorporated

Headwaters Incorporated is a world leader in creating value through innovative advancements in the utilization of natural resources. Headwaters is a diversified growth company providing products, technologies and services to the energy, construction and home improvement industries. Through its alternative energy, coal combustion products, and building materials businesses, the Company earns a growing revenue stream that provides the capital needed to expand and acquire synergistic new business opportunities.

* The (HC)3TM technology and trademarks are owned by Alberta Science and Research Authority and used through a license.

Forward Looking Statements

Certain statements contained in this report are forward-looking statements within the meaning of federal securities laws and Headwaters intends that such forward-looking statements be subject to the safe-harbor created thereby. Forward-looking statements include Headwaters' expectations as to the managing and marketing of coal combustion products, the production and marketing of building materials and products, the licensing of technology and chemical sales to alternative fuel facilities, the receipt of product sales, license fees and royalty revenues, which are subject to tax credit phase out risks, the development, commercialization, and financing of new technologies and other strategic business opportunities and acquisitions, and other information about Headwaters. Such statements that are not purely historical by nature, including those statements regarding Headwaters' future business plans, the operation of facilities, the availability of tax credits in an environment of high oil prices and potential tax credit phase out,, the availability of feedstocks, and the marketability of the coal combustion products, building products, and synthetic fuel, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding future events and our future results that are based on current expectations, estimates, forecasts, and projections about the industries in which we operate and the beliefs and assumptions of our management. Actual results may vary materially from such expectations. Words such as "expects," "anticipates," "targets," "goals," "projects," "believes," "seeks," "estimates," variations of such words, and similar expressions are intended to identify such forward-looking statements. Any statements that refer to projections of our future financial performance, our anticipated growth and trends in our businesses, and other characterizations of future events or circumstances, are forward-looking. In addition to matters affecting the coal combustion product, alternative fuel, and building products industries or the economy generally, factors which could cause actual results to differ from expectations stated in forward-looking statements include, among others, the factors described in the captions entitled "Forward-looking Statements" and "Risk Factors" in Item 7 in Headwaters' Annual Report on Form 10-K for the fiscal year ended September 30, 2005, Quarterly Reports on Form 10-Q, and other periodic filings and prospectuses.

Although Headwaters believes that its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that our results of operations will not be adversely affected by such factors. Unless legally required, we undertake no obligation to revise or update any forward-looking statements for any reason. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this report.Our internet address is www.headwaters.com. There we make available, free of charge, our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and any amendments to those reports, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Our reports can be accessed through the investor relations section of our web site.

HEADWATERS INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(in thousands, except per-share amounts)

                                                                                       Quarter Ended December 31,
                                                                                          2004            2005
                                                                                     ----------------------------
Revenue:
     Construction materials                                                            $ 113,729       $ 129,969
     Coal combustion products                                                             53,052          65,165
     Alternative energy                                                                   51,635          85,414
                                                                                     ----------------------------
Total revenue                                                                            218,416         280,548

Operating costs and expenses:
     Construction materials                                                               76,603          89,705
     Coal combustion products                                                             41,053          48,962
     Alternative energy                                                                   24,655          47,658
     Amortization                                                                          6,098           6,036
     Research and development                                                              2,384           2,964
     Selling, general and administrative                                                  32,323          34,958
                                                                                     ----------------------------
Total operating costs and expenses                                                       183,116         230,283
                                                                                     ----------------------------
Operating income                                                                          35,300          50,265

Net interest expense                                                                     (15,805)         (8,951)
Other income (expense), net                                                               (1,918)         (3,068)
                                                                                     ----------------------------
Income before income taxes                                                                17,577          38,246

Income tax provision                                                                      (6,440)         (9,950)
                                                                                     ----------------------------
Net income                                                                             $  11,137       $  28,296
                                                                                     ============================

Basic earnings per share                                                               $    0.33       $    0.68
                                                                                     ============================

Diluted earnings per share                                                             $    0.30       $    0.60
                                                                                     ============================

Weighted average shares outstanding -- basic                                              33,439          41,605
                                                                                     ============================

Weighted average shares outstanding -- diluted                                            40,551          48,626
                                                                                     ============================

Notes: The results for the quarter ended December 31, 2004 have been restated to reflect the early adoption in fiscal 2005 of the fair value method of accounting for stock-based compensation required by SFAS No. 123R, effective as of October 1, 2004.

         Total depreciation and amortization was $13,587 and $14,963 for the quarters ended December 31, 2004 and 2005, respectively.

HEADWATERS INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(in thousands)

                                                                                     September 30,   December 31,
Assets:                                                                                  2005            2005
                                                                                     ----------------------------
Current assets:
     Cash and cash equivalents                                                       $    13,666     $    24,501
     Trade receivables, net                                                              174,127         149,728
     Other receivable                                                                     70,000          70,000
     Inventories                                                                          60,519          63,954
     Other                                                                                36,762          43,168
                                                                                     ----------------------------
Total current assets                                                                     355,074         351,351

Property, plant and equipment, net                                                       190,450         196,219
Intangible assets, net                                                                   276,248         267,619
Goodwill                                                                                 811,545         822,987
Other assets                                                                              38,339          41,774
                                                                                     ----------------------------
Total assets                                                                         $ 1,671,656     $ 1,679,950
                                                                                     ============================

Liabilities and Stockholders' Equity:
Current liabilities:
     Accounts payable                                                                $    43,957     $    39,516
     Accrued liabilities                                                                 141,574         131,090
     Current portion of long-term debt                                                    52,207          51,310
                                                                                     ----------------------------
Total current liabilities                                                                237,738         221,916

     Long-term debt                                                                      601,811         598,434
     Deferred income taxes                                                               108,449         108,060
     Other long-term liabilities                                                          37,345          31,028
                                                                                     ----------------------------
Total liabilities                                                                        985,343         959,438
                                                                                     ----------------------------

Stockholders' equity:
     Common stock - par value                                                                 42              42
     Capital in excess of par value                                                      489,602         495,115
     Retained earnings                                                                   197,808         226,104
     Other                                                                                (1,139)           (749)
                                                                                     ----------------------------
Total stockholders' equity                                                               686,313         720,512
                                                                                     ----------------------------
Total liabilities and stockholders' equity                                           $ 1,671,656     $ 1,679,950
                                                                                     ============================


The current ratio as of September 30, 2005 of 1.49 is derived by dividing total current assets of $355,074 by total current liabilities of $237,738. The current ratio as of December 31, 2005 of 1.58 is derived by dividing total current assets of $351,351 by total current liabilities of $221,916.